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                                                                    Exhibit 23.3

The Board of Directors
Del Monte Foods Company

We consent to the inclusion in the registration statement on Form S-4 of Del Monte Foods Company of our report dated February 16, 1998, with respect to the combined balance sheet of Contadina (a division of Nestle USA, Inc.) as of December 31, 1996 and the related statements of operations, divisional equity, and cash flows for the year then ended, which report appears in the Form 8-K of Del Monte Foods Company dated March 3, 1998.

/s/ KPMG Peat Marwick LLP
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Los Angeles, California
March 3, 1998